Exhibit 19

Masco Corporation and its employees, directors and agents are subject to laws and regulations applying to trading in Masco’s and other companies’ securities, including insider trading laws. This Policy is designed to promote compliance with the obligations of these laws and regulations and to describe the standard of conduct that Masco expects regarding transactions in securities. Furthermore, Masco itself will not make transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning Masco.

What is our Policy?

You must keep “inside information” confidential, and, while you possess inside information, you are prohibited from:

•making any transactions in Masco’s securities;

•recommending to another individual that they transact in Masco’s securities (this is known as “tipping”); and

•making any transactions in the securities of a company that Masco does business with, if the inside information relates to that other company, or making tips about that other company

In addition to being against our policy, trading or tipping while you possess inside information and, in some cases, disclosing inside information to third parties are also violations of federal securities law.

What is inside information?

“Inside information” is material, non-public information about Masco, a subsidiary of Masco, or another company, such as a customer or supplier, that you learn in the course of your employment with or service to Masco or any of its subsidiaries. “Material, non-public information” refers to any information that would be important to a reasonable investor’s decision to buy or sell securities and that has not been disclosed in a manner that makes the information broadly available to the public. Public disclosure means disclosure in a press release, in a conference call that is open to the public and notice of the call was provided through public disclosure, or in a filing with the Securities and Exchange Commission (the “SEC”).

Exhibit 19
Inside information often includes earnings, financial performance information, potential M&A transactions, potential new business or loss of business, and capital events such as dividends and share repurchases.

Who must comply with this Policy?

All Masco employees (including employees of all our US and non-US businesses), members of our Board of Directors and agents of Masco must comply with this Policy, as well as their immediate family members and members of their households. All of these individuals are referred to as “Insiders” or “You” in this Policy.

What transactions in Masco’s securities are subject to this Policy?

This policy applies to all transactions in or gifts of securities, convertible securities, and any other “derivative” securities (such as put or call options), except those transactions described under “What transactions are not subject to this Policy?” below.

Specifically, this policy applies to:

•Purchases, sales and gifts of securities;

•Transactions in retirement accounts, such as a 401(k) account (except the transactions described below under “What transactions are not subject to this Policy?”);

•Authorizing or executing a transaction for another person or entity, even if you have no personal financial interest in the transaction (e.g., as trustee or with discretionary trading authority);

•Transactions by family members who are your dependents, by any person living in your household, and by any entity or account over which you or they have or share the power to make investment decisions, even if you or they have no personal financial interest in the transaction; and

•Any change in your record or beneficial ownership of securities (for example, transferring securities held in your name to a trust), other than a simple change to a “street name.”

What transactions are not subject to this Policy?

This policy does not apply to the following transactions:

•Routine and automatic reinvestment of dividends paid on Masco common stock through participation in Masco’s dividend reinvestment plan, or routine and automatic purchases of Masco common stock in Masco’s 401(k) pursuant to your payroll deduction election or profit sharing plans. Your election to invest in Masco’s stock in these plans, any change to your investment election, and your sale of Masco stock in these plans can only occur when you do not possess inside information. Masco’s directors and Section 16 officers are not permitted to participate in Masco’s dividend

Exhibit 19
reinvestment plan or purchase Masco’s common stock through Masco’s 401(k) or profit sharing plans.

•Transactions under Rule 10b5-1 trading plans that are in compliance with Masco’s 10b5-1 Plan Trading Policy.

•Exercising Masco stock options, as long as the stock received from the exercise is not sold or disposed of while you possess of inside information.

What additional restrictions apply to designated individuals?

Masco’s directors, Section 16 officers and certain other designated individuals (“Designated Individuals”) are subject to additional restrictions based on their job duties and/or their access to inside information. If it is determined that you are a Designated Individual who is subject to these restrictions, you will be informed of this designation by Masco’s General Counsel.

In addition to the requirements described above, Designated Individuals are also subject to blackout periods, pre-clearance requirements and our prohibition on hedging and pledging activities. All of these items are described below.

Our blackout periods

•During certain periods, known as “blackout periods,” Designated Individuals may not engage in the transactions described above under the heading “What transactions in Masco’s securities are subject to this Policy?”.
•Our regular blackout periods relating to our quarterly and annual earnings releases begin on the 12th day of the third month of each quarter and end following the first trading day after our earnings release. During these blackout periods, Designated Individuals are prohibited from transacting in Masco securities, regardless of whether they have actual knowledge of earnings information.
•From time to time, we may impose special blackout periods. These blackout periods will begin and end as determined by Masco’s General Counsel. During these blackout periods, certain Designated Individuals are prohibited from transacting in Masco securities, regardless of whether they have actual knowledge of inside information.
Pre-clearance requirements
•Designated Individuals must request pre-clearance from Masco’s General Counsel or Chief Financial Officer before entering into any transaction in Masco securities described above under the heading “What transactions in Masco’s securities are subject to this Policy?”. No transaction may be initiated without pre-clearance approval, and transactions can be made only when Masco is outside of a blackout period. If approved, your transaction must be executed within the timeframe specified in your pre-clearance approval.

Exhibit 19
•If you participate in our dividend reinvestment, 401(k) or profit sharing plans, this pre-clearance requirement applies to your election to invest in Masco’s stock in these plans, any change to your investment election, and your sale of Masco stock in the plans.
Prohibition on hedging and pledging

•Designated Individuals are prohibited from engaging in any derivative transactions (including but not limited to transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of Masco securities.
•Designated Individuals are also prohibited from purchasing Masco securities on margin or pledging Masco securities as collateral for a loan.
What happens if I am a Designated Individual and my service with Masco concludes?
•If you are a Designated Individual and your service with Masco concludes, you will be informed of the date on which you will no longer be subject to this Policy. Until that date, you must continue to comply with this Policy, including the requirements described in this section that apply to Designated Individuals.
Who do I contact if I have questions about this Policy?
If you have any questions about this Policy, please contact Masco’s General Counsel or Vice President, Assistant General Counsel, Corporate & Ethics.